                                                                   EXHIBIT 11.1

                              OMNIPOINT CORPORATION

                   STATEMENT OF COMPUTATION OF LOSS PER SHARE


                                                  Three Months Ended June 30,          Six Months Ended June 30,
                                                          (unaudited)                         (unaudited)
                                                ---------------------------------   ---------------------------------
                                                     1996              1995              1996              1995
                                                ----------------  ---------------   ---------------   ---------------
     Calculation of primary loss per share:
       Net loss                                  $  (21,510)       $ (16,430)        $ (37,413)        $ (31,154)

                                                ================  ===============   ===============   ===============

     Common shares outstanding                       45,620           24,499            43,045            24,487
       Issuance of cheap stock (1)                     --              6,870               --              6,870
                                                ----------------  ---------------   ---------------   ---------------

            Total shares - primary                   45,620           31,369            43,045            31,357
                                                ================  ===============   ===============   ===============
     Primary loss per share:
       Net loss per share                        $    (0.47)       $   (0.52)        $  (0.87)         $   (0.99)
                                                ================  ===============   ===============   ===============
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Note:The  computation  of fully diluted  earnings per share is identical to that of primary earnings per share for the periods presented above and therefore is not included separately herein.
(1)  Pursuant to Securities and Exchange  Commission Staff  Accounting  Bulletin
     No. 83,  common  equivalent  shares  issued  during the twelve month period prior to the initial filing date of the Company's  Initial Public  Offering
     Registration Statement at exercise prices below the initial public offering price of $16.00 have been included in the calculation of cheap stock shares using the treasury stock method,  until the initial public  offering became effective on January 31, 1996.